Exhibit 23.2



               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement Form S-8 pertaining to registration of 50,000 common shares of Varlen Corporation of our report dated June 5, 1997, on our audits of the financial statements of Varlen Corporation Profit Sharing and Retirement Savings Plan as of December 31, 1996 and 1995, and for each of the two years ended December 31, 1996, and supporting schedules as of December 31, 1996, which is included in the Annual Report on Form 11-K for the year ended December 31, 1996.




/s/McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
Schaumburg, Illinois
February 3, 1998